ABIOMED APPOINTS DAVID WEBER AS CHIEF OPERATING OFFICER

Danvers, Mass., April 23, 2007—Abiomed, Inc. (NASDAQ: ABMD) today announced the appointment of David M. Weber, Ph.D., as Chief Operating Officer effective immediately. Dr. Weber will be responsible for Abiomed’s global operations initiatives and will play a key role in developing strategic plans relative to Abiomed’s product portfolio of advanced circulatory support technologies.

“David brings extensive operational and scientific experience to Abiomed. He is an expert in product development and diagnostic cardiac imaging,” said Michael R. Minogue, Chairman, CEO and President of Abiomed. “We look forward to his contributions as Chief Operating Officer.”

Dr. Weber brings more than 15 years of management experience, including 13 years with GE Healthcare, where he held a variety of management positions and received several key company awards. He most recently held the position of General Manager of GE Security’s Aviation and Transportation Business where he was responsible for product development, marketing and sales for this greater than $100 million business. He previously held the position of General Manager of Magnetic Resonance (MR) Marketing, a greater than $1 billion business within GE Medical Systems where he was responsible for the strategic product planning, go-to-market and product launch activities including developing product roadmaps and introducing new product technologies to the market. He has also held several positions in marketing, clinical application development and product development.

Prior to joining GE, Dr. Weber completed a post-doctoral assignment at the University of Wisconsin in Madison where he also completed his Master of Science Degree and Doctor of Philosophy Degree (Ph.D.) in Medical Physics. His doctoral thesis, entitled “Quantitative Methods for the Anatomical and Functional Assessment of a Coronary Stenosis,” was on coronary blood flow and cardiac imaging. He also completed an advanced five-year program simultaneously graduating Phi Beta Kappa from Denison University with a Bachelor of Science Degree in Physics and Tau Beta Pi, Honors with Distinction from Columbia University School of Engineering in New York City with a Bachelor of Science Degree in Nuclear Engineering.

“I am excited to join Abiomed’s global team of dedicated professionals in the mission to recover hearts after an acute event,” said Dr. Weber. “Abiomed has an extensive circulatory care portfolio, a robust pipeline and a growing sales and clinical distribution, and I look forward to implementing and leading operational best practices to support the growth of the company.”

ABOUT ABIOMED
Based in Danvers, Massachusetts, Abiomed, Inc., is a leading provider of medical devices that provide circulatory support to acute heart failure patients across the continuum of care in heart recovery. Our products are designed to enable the heart to rest, heal and recover by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com.

FORWARD-LOOKING STATEMENTS
This Release contains forward-looking statements, including statements regarding development of Abiomed's existing and new products, the Company's progress toward commercial growth, and future opportunities. The Company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company's filings with the Securities and Exchange Commission, including its most recently filed quarterly report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

Contacts:
Daniel J. Sutherby	Liza Heapes
Abiomed, Inc.	Abiomed, Inc.
Chief Financial Officer	Media Relations
978-646-1812	978-646-1668
ir@abiomed.com	mediarelations@abiomed.com